SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 15, 2014

AMERICAN ELECTRIC POWER COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

1-3525	New York	13-4922640
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2014, the Human Resources Committee (the “Committee”) of the Board of American Electric Power Company Inc. (the “Company”) adopted the American Electric Power Executive Severance Plan (the “Plan”). The Plan provides severance benefits to selected officers of the Company, including our executive officers. Benefits under the Plan would be triggered by “Good Reason Resignation” or “Involuntary Termination” (other than for death, “Disability”, “Cause”, “Change In Control” or “Mandatory Age 65 Retirement”, as each of those terms are defined in the Plan).
            If benefits under the Plan are triggered, our executive officers (who are Tier I participants under the Plan) would receive a lump sum cash payment equal to two times their base salary and target annual incentive. In addition, a pro-rated portion of their outstanding performance units and restricted stock units would vest. Any severance benefits payable under the Plan are subject to execution of an agreement by the executive officer releasing claims against the Company and containing a noncompetition obligation. Participants are also obligated to comply with the confidentiality, non-solicitation and non-disparagement provisions under the Plan.
The foregoing summary is qualified in its entirety by the complete text of the Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits

       (c)                      Exhibit

                                        Exhibit 10.1 American Electric Power Executive Severance Plan effective January 1, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN ELECTRIC POWER COMPANY, INC.

By:	/s/ Thomas G. Berkemeyer
Name:	Thomas G. Berkemeyer
Title:	Assistant Secretary

January 20, 2014

EXHIBIT INDEX

Exhibit No.
Description

10.1	American Electric Power Executive Severance Plan effective January 1, 2014